Exhibit 99.1

Contact:	Caroline Boren	-or-	Amanda Tobin
	206-392-5799		206-392-5134

FOR IMMEDIATE RELEASE	Sept. 13, 2005

OPERATIONS CHIEF GEORGE BAGLEY TO RETIRE AFTER 22-YEAR CAREER

WITH ALASKA AIRLINES AND HORIZON AIR

SEATTLE — Alaska Air Group announced today that George Bagley, executive vice president of operations for Alaska Airlines, will retire at the end of 2005, after more than 16 years in operating roles at both Alaska and Horizon Air and six years as Horizon’s president and chief executive officer.

“Since joining us in 1983, George has been instrumental in putting both Horizon and Alaska on solid operational footing and reinforcing the high standards of safety and customer service that we are known for,” said Bill Ayer, chairman and chief executive officer of Alaska Air Group. “His operating experience and track record are admired across the industry, and his focus on important operational issues has laid the groundwork for us to prosper in the years ahead as we pursue opportunities for growth.”

Bagley joined Horizon after serving as president of Transwestern Airlines, a Logan, Utah-based regional carrier acquired by Horizon in 1983. He later became vice president of flight operations at Horizon and then Alaska, returning to Horizon as president and CEO in 1995. Bagley assumed leadership of Alaska’s flight operations, maintenance and ground operations in 2002.

“George has played a critical role at Alaska in recent years, and over the coming months, we will be looking at alternatives for filling his position,” Ayer said. He noted a number of factors contributing to Bagley’s decision to retire, including the approach of his 60th birthday, which Bagley will celebrate Friday, and his desire to spend more time with his family and pursue his interests in boating and golf.

Alaska and its sister carrier, Horizon Air, together serve more than 80 cities in Alaska, the Lower 48, Canada and Mexico. For reservations visit alaskaair.com. For more news and information, visit the Alaska Airlines/Horizon Air Newsroom on the Internet at http://newsroom.alaskaair.com.

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